Motorsports Emporium 2005 Strategy Already in High Gear

                     - Planned Activities To Grow Business -

SCOTTSDALE, Ariz.--January 6, 2005--David Keaveney, CEO of Motorsports Emporium, Inc. (OTCBB: MSEP) announced today that the company is already implementing its strategic plan for 2005 in the motor sports industry after experiencing better than expected Christmas season sales at its retail store and website.

The company's strategic objective is to increase gross revenues to $1,000,000 - $5,000,000 in 2005 by adding new business divisions, improving its competitive advantage, expanding its current customer base and offering new and existing customers more products to buy and enjoy.

With the recent appointment of David Keaveney as President & CEO, MSEP has positioned itself for tremendous growth. Through the direction of Mr. Keaveney, MSEP has acquired the assets of www.scalecars.com, divested itself of its gaming subsidiary, and redirected the company efforts into opportunities within the motor sports industry. Should the company successfully execute its strategic objectives, MotorSports Emporium, Inc. could have a record year in terms of financial results and shareholder value.

David Keaveney commented, "I want to thank all of our shareholders, friends and family of Motorsports Emporium who have welcomed and supported my efforts to redirect the company in a new direction in the fastest-growing spectator sport in America today. To help the investment community understand the company's direction I have included key elements of our strategic plan in this press release. I expect to implement as much of this plan as possible given the available capital, market opportunities and resources available. 2005 should be a very exciting year and I look forward to leading MSEP to new success."

Key elements of the 2005 Strategic Plan include:

Business

Several new divisions are planned to enhance the rollout of our 2005 growth strategy. Included is a website portal to an online automotive parts dealer, title sponsorship of a race team, distribution of new and diverse product lines and exclusive or co-operative licensing agreements with race drivers to manufacture and sell merchandise and products.

Advisory Board

MotorSports Emporium, Inc. will also establish an advisory board of outside advisors with detailed knowledge of the motor sports industry. Each advisor is chosen based on his/her competency to contribute ideas and past successes to help the business cope with existing circumstances and adapt to new ones. Members of the advisory board will be instrumental in opening doors for the company and breaking down barriers of entry to new opportunities.

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Market Opportunity

There are more than 100 million racing enthusiasts in the United States and one-in-three adults consider themselves race fans. Of these, 40% spend nine or more hours per week on race related activities. These fans are the most brand-loyal of all sports fans with 70% loyalty to race sponsors. Auto racing is the fastest growing spectator sport and is second only to the NFL in popularity. MotorSports Emporium, Inc. taps directly into the passion of this market with its planned products and services.

Competitive Advantage

MotorSports Emporium, Inc. is implementing a robust business strategy to directly grow the business into a multi million-dollar company. Already our subsidiary, ScaleCars.com has established itself as a trustworthy and reputable company with loyal customers. MotorSports Emporium, Inc. is focused and very aware of consumer demographics, expansion and trends and its strategic business model incorporates a storefront, robust Internet site, trackside events, catalog sales, diversity of products and innovation of co-operative licensing agreements and sponsorship.

MSEP Business Rollout Strategy Q1 - Q4 2005

MotorSports Emporium, Inc has a focused vision for 2005 with an objective to increase gross revenues to $1,000,000 - $5,000,000.

o Trackside and Special Events: In 2003 more than 7 million people attended motor sports events. From our due diligence we've discovered a successful manufacturer & merchandiser of die cast cars and memorabilia generated over $60 million from trackside events. The company plans to enter trackside events as part of its strategic business model to increase gross revenues.

o Retail Store and Internet: Scalecars.com occupies 2,900 sq ft of which 900 sq ft is used as retail space. To welcome retail customers and impact sales, ScaleCars.com will host a variety of local events in and around the store. The premier ScaleCars.com web site offers easy navigation to promote specials, giveaways and valuable links (events, car shows, car clubs and a chat site). Additionally we will establish magazine advertisements and television commercial as well as market a quarterly product catalog, and provide monthly sales/specials, establish gift cards and weekly email campaigns

o Licensing Agreements: Through professional race drivers, team owners and sponsors, MSEP seeks to engage licensing agreements to manufacture, wholesale and retail specialty product lines based on a specific driver, and/or team. Depending upon the popularity of the drivers, the exclusivity of the licensing and distribution channels, MSEP could expects the business of wholesale manufacturing and licensing to play an important role of revenue growth in 2005.

Keaveney concluded by saying, "We've already begun executing our 2005 strategic plan and will update the investment community as we accomplish key milestones. I am truly excited about this industry and the opportunities before us. As always I appreciate your support and continued trust in management and the future of MotorSports Emporium, Inc. and its subsidiaries."

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About Motorsports Emporium Motorsports Emporium, Inc. (OTCBB: MSEP) is a fast track new company in the Motor Sports industry targeting amateur and professional enthusiasts who participate in die cast collecting, automobile restoration, high performance accessories, race venues and product licensing. To purchase product visit www.ScaleCars.com or for further information about MotorSports Emporium, Inc. contact: Mark Wolkos Marketing Manager (480) 556-0821

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

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